EXHIBIT 99.1

MONARCH COMMUNITY BANCORP, INC.

ANNOUNCES SECOND QUARTER EARNINGS

COLDWATER, MICHIGAN, August 4, 2014 - Monarch Community Bancorp, Inc. (OTCQB:MCBF), the parent company of Monarch Community Bank, today announced net earnings available to common shareholders of $46,000 for the quarter ended June 30, 2014 compared to a net loss available to common shareholders of ($929,000) for the same period in 2013. Basic and diluted earnings per share for the quarter ended June 30, 2014 were $.01 compared to basic and diluted losses per share of ($2.31) for the same period in 2013. Monarch Community Bancorp also reported net earnings available to common shareholders for the first six months of 2014 of $64,000 compared to net loss available to common shareholders ($1.4 million) for the same period a year ago. Basic and diluted earnings per share for the six months ended June 30, 2014 were $.01 compared to basic and diluted losses per share of ($3.37) for the same period in 2013.

Highlights of the quarter include the following:

•	A 24.5% decline in Non-performing assets from $2.4 million at December 31, 2013 to $1.8 million at June 30, 2014.

•	The recording of a reverse provision of $90,000, which was associated with the recovery of a previously charged off commercial real estate loan.

•	A one – time charge to other non-interest income of $156,000 due to outstanding past variances associated with Freddie Mac.

•	A 64 basis point improvement in the net interest margin of 4.03% for the quarter ending June 30, 2014, versus the same period in 2013.

•	A decrease in salaries and employee benefits of 19.8%, compared to the same period in 2013, due to staffing reductions completed early in the fourth quarter of 2013.

Commenting on the bank’s second quarter performance and 2014 thus far, Richard J. DeVries, President & CEO of Monarch Community Bancorp, Inc. and Monarch Community Bank, said “we are pleased with the continued progress of the bank, particularly in the areas of loan growth and improving credit quality. Total loans have grown 8.7% since December 31, 2013, while our non-performing assets, which reached a peak of almost $27.3 million in 2010, totaled only $1.8 million as of June 30, 2014.”

Total interest income increased $44,000 in the second quarter of 2014 when compared the same period a year ago. This increase is largely due to the increase in higher earning assets from period to period and a reduction in higher risk problem loans. Total interest expense declined $190,000 from $332,000 in the second quarter of 2013 to $142,000 in the second quarter of 2014. This was due to the overall cost of funds decreasing by 64 basis points, due principally to a decrease in higher cost Federal Home Loan Bank advances. The combined effect of these changes in interest income and interest expense resulted in second quarter 2014 net interest income before the provision for loan losses increasing $234,000 when compared to the same period in 2013.

The net interest margin for the second quarter of 2014 increased 64 basis points to 4.03% compared to 3.39% for the same period in 2013. The improvement in the margin continues to be largely due to the decline in cost of funds as management continues to actively monitor its deposit base and borrowings. The net interest margin for the first six months of 2014 increased 62 basis points to 4.09%, compared to 3.47% for the same period in 2013.

Net interest income after the provision for loan losses increased $711,000 for the three months ended June 30, 2014 compared to the same period in 2013. The Company recorded a reverse Provision for Loan Losses of $90,000 for the second quarter compared to a charge of $387,000 for the same period a year ago. The reverse provision of $90,000 was associated with the recovery of a previously charged off commercial real estate loan. After evaluating the level of the allowance for loan losses in the second quarter, and upon receiving the one-time recovery of the previously charged off loan, a reverse provision was recorded. After the recognition of the reverse provision, the Bank carried $367,500 in unallocated reserves, which constituted 14.6% of the allowance for loan losses. The excess in unallocated reserves became available because of a drop in historical loss ratios. The drop in historical ratios reflects the recent low level of charge off activity and the migration of periods of higher losses to lower weighting categories for historical loss calculation.

The Company recorded net charge offs of $77,000 during the second quarter of 2014 compared to a net charge off of $288,000 for the same period in 2013. Nonperforming loans totaled $1.1 million as of June 30, 2014, decreasing from $1.4 million at December 31, 2013. Net charge offs for the six months ended June 30, 2014 were $72,000 compared to $678,000 for the same period in 2013. The Bank recorded a reverse provision $90,000 in the six months ended June 2014 compared to $387,000 for the same period a year ago.

Non-interest income for the quarter ended June 30, 2014 decreased by $513,000 to $773,000 from $1.3 million when compared to the same period a year ago. The decrease in non-interest income was mainly attributable to a decrease in gain on the sale of loans and other income. Gain on sale of loans decreased $259,000, to $314,000 for the quarter ended June 30, 2014 from $573,000 for the same period a year ago. The decrease was a result of the slow-down in residential lending as rates rose in the second half of 2013 and remained higher during the first half of 2014 than rates were during the first half of 2013. Other income decreased $253,000 during the second quarter ending June 30, 2014 compared to the same period a year ago. This increase was largely due a charge to other income of $156,000 which was associated with Freddie Mac. Non-interest income for the six months ended June 30, 2014 decreased $874,000, or 34.9%, from $2.5 million to $1.6 million compared to the same period a year ago. This is mainly attributable to a decrease in gain on sale of loans.

Non-interest expense decreased $634,000, or 19.9% for the quarter ended June 30, 2014 compared to the same period a year ago. The decrease is primarily due to decreases in compensation and benefits and professional fees. Compensation and benefits decreased $309,000 as a result of the reduction in staffing completed early in the fourth quarter of 2013. Other general and administrative expense decreased $151,000 for the quarter ended June 30, 2014 compared to the same period a year ago, largely due to reduction in expenses associated with travel and lodging and office supplies. Foreclosed property expense decreased $90,000 for the quarter as a result of decreased maintenance costs associated with the other repossessed properties held by the bank. Amortization of core deposit intangible decreased $36,000 as a result of the conclusion of the amortization of the core deposit intangible. All other non-interest expenses decreased $48,000 as of June 30, 2014 compared to the same period a year ago. Non-interest expense decreased $1.2 million, or 19.1% for the six months ended June 30, 2014 compared to the same period a year ago. The reasons for the decrease in non- interest expense for the first six months of 2014 are generally consistent with those described above for the comparative year-over-year quarterly periods.

Total assets were $188.8 million at June 30, 2014 compared to $171.0 million at December 31, 2013. Total loans increased $10.3 million, or 8.7%, to $128.8 million at June 30, 2014 from $118.5 million at December 31, 2013. Deposits increased $5.7 million, or 3.8%, to $155.3 million at June 30, 2013 from $149.6 million as of December 31, 2013.

Stockholders’ equity increased by $235,000 as of June 30, 2014 compared to December 31, 2013. The Bank must meet certain minimum capital requirements to satisfy federal and state laws. Monarch Community Bank’s capital ratios for June 30, 2014 were as follows: Tier 1 leverage ratio of 10.17% and total risk-based ratio of 15.76%.

Monarch Community Bank is headquartered in Coldwater, Michigan and operates five full service retail offices in Branch, Calhoun and Hillsdale Counties and nine loan production offices in Kalamazoo, Calhoun, Berrien, Ingham, Lenawee, Kent, Livingston and Jackson Counties in Michigan and one in Steuben County, Indiana.

For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” or “project” or similar expressions. The Company’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s market areas; the Company’s implementation of evolving technologies; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Contacts:
Richard J. DeVries, CEO	Rebecca S. Crabill, CFO
(517) 279-3978	(517) 279-3956

Monarch Community Bancorp, Inc.

Condensed Balance Sheet

(Unaudited)

	June 30,	December 31,
	(Dollars in Thousands)
	2014	2013
Assets
Cash and cash equivalents	$23,053	$15,391
Securities	24,001	24,053
Loans	130,139	118,945
Other assets	11,614	12,578

Total assets	$188,807	$170,967

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$155,287	$149,555
Borrowings	12,000	—
Other liabilities	1,564	1,691

Total liabilities	168,851	151,246

Stockholders’ equity	19,956	19,721

Total liabilities and stockholders’ equity	$188,807	$170,967

Monarch Community Bancorp, Inc.

Condensed Statement of Income

(Unaudited)

	Six Months Ended June 30,
	(Dollars in Thousands)
	2014	2013
Interest Income	3,748	3,786
Interest Expense	296	707

Net Interest Income	3,452	3,079
Provision for Loan Losses	(90)	387

Net Interest Income After Provision for Loan Losses	3,542	2,692
Noninterest Income	1,630	2,504
Noninterest Expense	5,108	6,310

Income - Before income taxes	64	(1,114)
Income Taxes	—	38

Net Income	$64	$(1,152)

Dividends and amortization of discount on preferred stock	$—	$204
Net Income (loss) available to common stock	$64	$(1,356)

Earnings Per Share
Basic	$0.01	$(3.37)

Diluted	$0.01	$(3.37)